CERTIFICATE OF CORRECTION
OF
WHERIFY WIRELESS, INC.

Wherify Wireless, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Law”), does hereby certify:

1. The name of the Corporation is Wherify Wireless, Inc.

2. A Certificate of Amendment of Certificate of Incorporation was filed with the Secretary of State of Delaware (the “Certificate”) on July 22, 2005 and that the Certificate requires correction as permitted by Section 103 of the Law.

3. The inaccuracy or defect of the Certificate is as follows:

RESOLVED FURTHER, that Section B of the Article FOURTH of the Amended and Restated Certificate of Incorporation of IQ Biometrix, Inc., be amended and restated as follows:

“The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is One Hundred Ten Million (110,000,000) dividend into One Hundred Million (100,000,000) shares of Common Stock of the par value of one cent($0.01) per share; and Ten Million (10,000,000) shares of Preferred Stock of the par value on one cent ($0.01) per share.”

4. The above resolution is corrected to read as follows:

RESOLVED FURTHER, that the introductory paragraphs of Article FOURTH of the Amended and Restated Certificate of Incorporation of IQ Biometrix, Inc., beginning with “Effective Upon” and ending with “($0.01) per share,” be amended and restated as follows:

“The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is One Hundred Ten Million (110,000,000) dividend into One Hundred Million (100,000,000) shares of Common Stock of the par value of one cent ($0.01) per share; and Ten Million (10,000,000) shares of Preferred Stock of the par value of one cent ($0.01) per share.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by an authorized officer of the Corporation, this 15th day of February 2007.

Wherify Wireless, Inc.

By:	/s/ Mark E. Gitter
Name: Mark E. Gitter Title: Chief Financial Officer